Explanatory Note: This Pricing Supplement is being re-filed solely to correct an error in the prior pricing supplement related to the Hartford Life Global Funding Trust 2004-001 IncomeNotes(sm). The pricing supplements included with the confirmations received by purchasers did not contain the error.

Pricing Supplement No. 001 dated September 09, 2004.           Filed pursuant to
(To Prospectus dated September 7, 2004 and                        Rule 424(b)(2)
Prospectus Supplement dated September 7, 2004)               File No. 333-112244
This Pricing Supplement consists of 2 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-001

                       3.75% NOTES DUE SEPTEMBER 15, 2009


The description in this pricing supplement of the particular terms of the 3.75% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                                  PROVISIONS RELATING TO THE NOTES

Principal Amount:          $5,000,000.00                 Interest Rate:                  3.75%

Price to Public:           100%                          Issuance Date:                  September 15, 2004

Net Proceeds to Trust:     $4,950,000.00                 Stated Maturity Date:           September 15, 2009

Agent's Discount:          1.00%                         Initial Interest Payment Date:  March 15, 2005

CUSIP Number:     41659FAA2                              Interest Payment Frequency:     Semi-annually

Day Count Convention:   30/360                           Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:   Yes [ ]     No [X]                The Survivor's Option  [ X ] is   [   ]  is not available
  Optional Redemption Date:   N/A                        Annual Put Limitation:   $1 million or 1%
                                                         Individual Put Limitation:   $250,000
  Initial Redemption Percentage:    N/A                  Trust Put Limitation:  N/A
  Annual Percentage Reduction:    N/A
  Redemption may be:     [ ]  In whole only.             Authorized Denominations:       $1,000 integral amounts.
                         [ ]  In whole or in part.

Securities Exchange Listing:  New York Stock Exchange

Special Tax Considerations:   None.                      Other Provisions Relating to the Notes:   None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc.,  Citigroup,  HSBC,
JPMorgan,  Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow,  Inc., UBS
Financial Services, Inc., Wachovia Securities

                            INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:  Hartford Life Insurance Company

Funding Agreement:           FA-404001                     Interest Rate:                 3.75%

Contract Payment:            $5,000,015.00                 Effective Date:                September 15, 2004

Deposit Amount :             $4,950,015.00                 Stated Maturity Date:          September 15, 2009
(if different from
Contract Payment)

Day Count Convention:        30/360                        Initial Interest Payment Date: March 15, 2005

Special Tax Considerations:  None.                         Interest Payment Frequency: Semi-annually

Optional Redemption:  Yes [ ]  No [X]                      Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date: N/A                                           Insurance Company  [X] is   [ ] is not required
         Initial Redemption Percentage:  N/A                            to provide the Trust with amounts it needs to
         Annual Percentage Reduction:  N/A                              honor valid exercises of the Survivor's Option.
         Redemption may be:   [ ]  In whole only.
                              [ ]  In whole or in part.    Other Provisions Relating to the Funding Agreement:        None.




  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 15, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.